HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, www.hnicorp.com

News Release

For Information Contact:
Marshall H. Bridges, Senior Vice President and Chief Financial Officer (563) 272-7400
Matthew S. McCall, Vice President, Investor Relations and Corporate Development (563) 275-8898

HNI CORPORATION REPORTS EARNINGS
FOR FIRST QUARTER FISCAL YEAR 2021

MUSCATINE, Iowa (April 28, 2021) – HNI Corporation (NYSE: HNI) today announced sales for the first quarter ended April 3, 2021 of $484.3 million and net income of $15.0 million. GAAP net income (loss) per diluted share was $0.34, compared to $(0.56) in the prior year. Non-GAAP net income per diluted share was $0.36, compared to $0.21 in the prior year. GAAP to non-GAAP reconciliations follow the financial statements in this release.

First Quarter Highlights
•Strong results in Residential Building Products: First quarter 2021 revenue grew 39 percent on a year-over-year basis, and operating margin expanded 600 basis points from prior-year, pre-COVID levels. This fueled a greater than 90 percent year-over-year increase in segment operating profit to a first quarter record of $39.8 million.
•Signs of improvement in Workplace Furnishings: First quarter 2021 revenue was down approximately 12 percent from the first quarter of 2020, on an organic basis. This rate of decline was the lowest since the beginning of the pandemic.
•Strong incremental margins: Non-GAAP consolidated operating income increased 67 percent year-over-year (or $9.4 million) to $23.3 million on two percent organic revenue growth (or $6.8 million). This equated to a 60 percent incremental operating margin, which was primarily driven by volume leverage in the Residential Building Products segment and solid cost control in the Workplace Furnishings segment, as both segments benefited from the Corporation’s annual cost savings initiatives and cost actions taken last year to combat pandemic pressures.
•High-quality balance sheet: Quarter-ending debt levels were $176 million, essentially unchanged from last quarter and down from $230 million at the end of the first quarter of last year. The gross leverage ratio at the end of the first quarter of 2021 was approximately 0.9x, slightly improved from last quarter and last year. Cash totaled $94 million as of the end of the first quarter of 2021, more than double the $35 million reported in the first quarter of 2020.

“This quarter, our members again demonstrated much of what is unique about HNI. We delivered substantial profit improvement, highlighted by strong revenue growth and expanded profitability in Residential Building Products. Although the pandemic continues to negatively impact demand in Workplace Furnishings, particularly in the contract market, we benefited from our reset cost structure and improving top-line performance in our brands focused on small to mid-sized customers. Overall, the first quarter shows the power of our diversified revenue streams, our ability to react quickly to changing market dynamics, and our overall operational capability,” stated Jeff Lorenger, Chairman, President, and Chief Executive Officer.

HNI Corporation – Financial Performance
(Dollars in millions, except per share data)
	Three Months Ended
	April 3, 2021	March 28, 2020	Change
GAAP
Net Sales	$484.3	$468.7	3.3%
Gross Profit %	37.2%	37.6%	-40	bps
SG&A %	32.5%	35.6%	-310	bps
Impairment Charges %	—%	7.0%
Operating Income (Loss)	$22.6	($23.7)	195.2%
Operating Income (Loss) %	4.7%	(5.1%)	980	bps
Effective Tax Rate	28.0%	6.4%
Net Income (Loss) %	3.1%	(5.1%)	820	bps
EPS – diluted	$0.34	($0.56)	160.7%

Non-GAAP
Gross Profit %	37.2%	37.6%	-40	bps
Operating Income	$23.3	$13.9	67.3%
Operating Income %	4.8%	3.0%	180	bps
EPS – diluted	$0.36	$0.21	71.4%

First Quarter Summary Comments
•Consolidated net sales increased 3.3 percent from the prior-year quarter to $484.3 million. On an organic basis, sales increased 1.5 percent year-over-year. The acquisition of Design Public Group ("DPG") in the fourth quarter of 2020 increased year-over-year sales by $6.4 million, and the acquisition of residential building products distributors in 2020 and 2021 increased year-over-year sales by $2.4 million. A reconciliation of organic sales, a non-GAAP measure, follows the financial statements in this release.
•Gross profit margin decreased 40 basis points compared to the prior-year quarter. This decrease was primarily driven by lower Workplace Furnishings volume and unfavorable price-cost, partially offset by improved net productivity and higher Residential Building Products volume.

•Selling and administrative expenses as a percent of sales decreased 310 basis points compared to prior-year quarter. The decrease was driven by lower core SG&A, higher Residential Building Products volume, and freight and distribution productivity, partially offset by lower Workplace Furnishings volume and higher variable compensation. Included in current year quarter SG&A was $0.7 million of one-time costs from exiting Workplace Furnishings showrooms, driven by conditions related to the COVID-19 pandemic. The prior-year quarter included $5.0 million of one-time costs incurred as the result of the COVID-19 pandemic (of which $1.6 million was recorded as a corporate charge).
•The Corporation recorded charges of $32.7 million in the prior-year quarter related to the impairment of goodwill and intangible assets.
•Non-GAAP net income per diluted share was $0.36 compared to $0.21 in the prior-year quarter.  The $0.15 increase was due to higher Residential Building Products volume, lower core SG&A, and improved net productivity, partially offset by lower Workplace Furnishings volume, unfavorable price-cost, and higher variable compensation.
First Quarter Orders
•Orders in the Workplace Furnishings segment declined 10 percent year-over-year. Within the segment, orders to small to mid-sized customers were down less than the segment overall and improved through the quarter. Demand in the contract market remained soft with orders down over 20 percent. eCommerce and international both generated positive order growth.
•Normalized orders in the Residential Building Products segment increased 40 percent compared to the prior-year quarter. Remodel-retrofit activity and orders tied to new construction were both strong throughout the quarter.

Workplace Furnishings – Financial Performance
(Dollars in millions)
	Three Months Ended
	April 3, 2021	March 28, 2020	Change
GAAP
Net Sales	$302.7	$338.4	(10.5%)
Operating Loss	($3.1)	($33.2)	90.8%
Operating Loss %	(1.0%)	(9.8%)	880	bps

Non-GAAP
Operating Profit (Loss)	($2.4)	$2.8	(183.3%)
Operating Profit (Loss) %	(0.8%)	0.8%	-160	bps

•Workplace Furnishings net sales decreased 10.5 percent from the prior-year quarter to $302.7 million. On an organic basis, sales decreased 12.4 percent year-over-year. The acquisition of DPG in the fourth quarter of 2020 increased sales by $6.4 million compared to the prior-year quarter.
•Workplace Furnishings GAAP operating profit margin increased 880 basis points versus the prior-year quarter. On a non-GAAP basis, segment operating margin decreased 160 basis points year-over-year driven by lower volume and unfavorable price-cost, partially offset by net productivity and lower core SG&A spend.
•The Workplace Furnishings segment recorded $0.7 million of one-time costs in the current year quarter from exiting showrooms. The prior-year quarter included $32.7 million of charges related to the impairment of goodwill and intangible assets, as well as $3.4 million of one-time costs incurred as the result of the COVID-19 pandemic.

Residential Building Products – Financial Performance
(Dollars in millions)
	Three Months Ended
	April 3, 2021	March 28, 2020	Change
GAAP
Net Sales	$181.5	$130.3	39.3%
Operating Profit	$39.8	$20.7	92.8%
Operating Profit %	21.9%	15.9%	600	bps

Non-GAAP
Operating Profit	$39.8	$20.7	92.8%
Operating Profit %	21.9%	15.9%	600	bps

•Residential Building Products net sales increased 39.3 percent from the prior-year quarter to $181.5 million. On an organic basis, sales increased 37.4 percent year-over-year. The impact of building products distributors acquired in 2020 and 2021 increased sales $2.4 million compared to the prior-year quarter.
•Residential Building Products operating profit margin expanded 600 basis points, primarily driven by strong volume growth and SG&A leverage, partially offset by unfavorable price-cost and higher variable compensation.

Concluding Remarks
“As we look to the rest of the year, we are increasingly optimistic. We expect our strength in Residential Building Products to continue and see evidence our HNI-specific strategies are gaining momentum for the long-term. In Workplace Furnishings, we see improving conditions and expect revenue growth as we progress through the remainder of the year. Signs of improvement are strongest in our businesses focused on small to mid-sized customers, where we have a strong competitive position. Our opportunities to grow profits will improve as we move into the back half of the year.

I continue to be extremely proud of our HNI members. As we move into the next stage of the recovery, we do so as a stronger company—well positioned to grow revenue, expand margins, and generate cash flow,” Mr. Lorenger concluded.

Second Quarter 2021 Outlook
•Residential Building Products revenue: Recent order trends, housing construction activity, and expected benefits tied to multiple growth initiatives, combine to suggest growth rates in the low-30 percent range compared to the prior-year quarter.
•Workplace Furnishings revenue: Improving order trends driven by small to mid-sized customers, public sector activity, and a low prior year comparable suggest a growth rate, including acquisition impacts, in the low-teens on a year-over-year basis.
•Profitability drivers: Despite inflationary pressures, investments, and the return of temporary cost actions taken in the prior year, the Corporation expects the benefit of higher volume and net productivity to generate modest year-over-year profit growth, on a non-GAAP basis.

Conference Call
HNI Corporation will host a conference call on Thursday, April 29, 2021 at 10:00 a.m. (Central) to discuss first quarter fiscal year 2021 results. To participate, call 1-833-522-0258 – conference ID number 7988133. A live webcast of the call will be available on HNI Corporation’s website at http://www.hnicorp.com (under Investors – News Releases & Events). A replay of the webcast will also be made available at that website address. An audio replay of the call will be available until Thursday, May 6, 2021, 10:59 p.m. (Central) by dialing 1-800-585-8367 or 416-621-4642 – Conference ID number 7988133.

About HNI Corporation
HNI Corporation (NYSE: HNI) is a manufacturer of workplace furnishings and residential building products, operating under two segments. The Workplace Furnishings segment is a leading global designer and provider of commercial furnishings, going to market under multiple unique brands. The Residential Building Products segment is the nation’s leading manufacturer and marketer of hearth products, which include a full array of gas, electric, wood, and pellet-burning fireplaces, inserts, stoves, facings, and accessories. More information can be found on the Corporation’s website at www.hnicorp.com.

Forward-Looking Statements
This release contains "forward-looking" statements based on current expectations regarding future plans, events, outlook, objectives, financial performance, expectations for sales growth, and earnings per diluted share (GAAP and non-GAAP), including statements regarding the expected effects on our business, financial condition and results of operations from the COVID-19 pandemic. Forward-looking statements can be identified by words including “expect,” “believe,” “anticipate,” “estimate,” “may,” “will,” “would,” “could,” “confident”, or other similar words, phrases, or expressions. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Corporation’s actual future results and performance to differ materially from expected results. These risks include but are not limited to: the duration and scope of the COVID-19 pandemic, and its effect on people and the economy; the levels of office furniture needs and housing starts; overall demand for the Corporation’s products; general economic and market conditions in the United States and internationally; industry and competitive conditions; the consolidation and concentration of the Corporation’s customers; the Corporation’s reliance on its network of independent dealers; change in trade policy; changes in raw material, component, or commodity pricing; market acceptance and demand for the Corporation’s new products; changing legal, regulatory, environmental, and healthcare conditions; the risks associated with international operations; the potential impact of product defects; the various restrictions on the Corporation’s financing activities; an inability to protect the Corporation’s intellectual property; impacts of tax legislation; and force majeure events outside the Corporation’s control. A description of these risks and additional risks can be found in the Corporation’s annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q. The Corporation assumes no obligation to update, amend, or clarify forward-looking statements, except as required by applicable law.

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	April 3, 2021	March 28, 2020
Net sales	$484,293	$468,704
Cost of sales	304,347	292,686
Gross profit	179,946	176,018
Selling and administrative expenses	157,346	167,085
Impairment charges	—	32,661
Operating income (loss)	22,600	(23,728)
Interest expense, net	1,755	1,811
Income (loss) before income taxes	20,845	(25,539)
Income taxes	5,827	(1,643)
Net income (loss)	15,018	(23,896)
Less: Net loss attributable to non-controlling interest	(1)	(1)
Net income (loss) attributable to HNI Corporation	$15,019	$(23,895)

Average number of common shares outstanding – basic	43,163	42,628
Net income (loss) attributable to HNI Corporation per common share – basic	$0.35	$(0.56)
Average number of common shares outstanding – diluted	43,584	42,628
Net income (loss) attributable to HNI Corporation per common share – diluted	$0.34	$(0.56)

Foreign currency translation adjustments	$(132)	$(600)
Change in unrealized gains (losses) on marketable securities, net of tax	(100)	59
Change in derivative financial instruments, net of tax	263	(2,216)
Other comprehensive income (loss), net of tax	31	(2,757)
Comprehensive income (loss)	15,049	(26,653)
Less: Comprehensive loss attributable to non-controlling interest	(1)	(1)
Comprehensive income (loss) attributable to HNI Corporation	$15,050	$(26,652)

HNI Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	April 3, 2021	January 2, 2021
Assets
Current Assets:
Cash and cash equivalents	$94,281	$116,120
Short-term investments	1,776	1,687
Receivables	198,039	207,971
Allowance for doubtful accounts	(4,904)	(5,514)
Inventories	154,176	137,811
Prepaid expenses and other current assets	42,204	37,660
Total Current Assets	485,572	495,735
Property, Plant, and Equipment:
Land and land improvements	29,989	29,691
Buildings	294,760	293,708
Machinery and equipment	580,398	578,643
Construction in progress	20,460	17,750
	925,607	919,792
Less accumulated depreciation	562,717	553,835
Net Property, Plant, and Equipment	362,890	365,957
Right-of-use Finance Leases	10,119	6,095
Right-of-use Operating Leases	66,897	70,219
Goodwill and Other Intangible Assets	455,486	458,896
Other Assets	24,617	21,130
Total Assets	$1,405,581	$1,418,032
Liabilities and Equity
Current Liabilities:
Accounts payable and accrued expenses	$367,072	$413,638
Current maturities of long-term debt	1,261	841
Current maturities of other long-term obligations	3,731	2,990
Current lease obligations - Finance	2,398	1,589
Current lease obligations - Operating	20,195	19,970
Total Current Liabilities	394,657	439,028
Long-Term Debt	174,545	174,524
Long-Term Lease Obligations - Finance	7,677	4,516
Long-Term Lease Obligations - Operating	50,222	53,249
Other Long-Term Liabilities	84,895	81,264
Deferred Income Taxes	75,824	74,706
Equity:
HNI Corporation shareholders' equity	617,436	590,419
Non-controlling interest	325	326
Total Equity	617,761	590,745
Total Liabilities and Equity	$1,405,581	$1,418,032

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	April 3, 2021	March 28, 2020
Net Cash Flows From (To) Operating Activities:
Net income (loss)	$15,018	$(23,896)
Non-cash items included in net income:
Depreciation and amortization	20,463	19,487
Other post-retirement and post-employment benefits	332	364
Stock-based compensation	5,220	4,358
Reduction in carrying amount of right-of-use assets	6,537	5,599
Deferred income taxes	1,076	12,258
Impairment of goodwill and intangible assets	—	32,661
Other – net	1,315	(2,252)
Net increase (decrease) in operating assets and liabilities	(51,436)	(81,573)
Increase (decrease) in other liabilities	3,159	(312)
Net cash flows from (to) operating activities	1,684	(33,306)

Net Cash Flows From (To) Investing Activities:
Capital expenditures	(16,197)	(8,488)
Proceeds from sale of property, plant, and equipment	48	49
Acquisition spending, net of cash acquired	(1,408)	(9,321)
Capitalized software	(2,767)	(4,671)
Purchase of investments	(598)	(1,456)
Sales or maturities of investments	515	996
Net cash flows from (to) investing activities	(20,407)	(22,891)

Net Cash Flows From (To) Financing Activities:
Payments of long-term debt	(118)	(15,000)
Proceeds from long-term debt	547	70,129
Dividends paid	(13,234)	(13,033)
Purchase of HNI Corporation common stock	—	(5,839)
Proceeds from sales of HNI Corporation common stock	13,030	722
Other – net	(3,341)	2,558
Net cash flows from (to) financing activities	(3,116)	39,537

Net increase (decrease) in cash and cash equivalents	(21,839)	(16,660)
Cash and cash equivalents at beginning of period	116,120	52,073
Cash and cash equivalents at end of period	$94,281	$35,413

HNI Corporation and Subsidiaries
Reportable Segment Data
(In thousands)

(Unaudited)

	Three Months Ended
	April 3, 2021	March 28, 2020
Net Sales:
Workplace furnishings	$302,748	$338,386
Residential building products	181,545	130,318
Total	$484,293	$468,704

Income (Loss) Before Income Taxes:
Workplace furnishings	$(3,071)	$(33,231)
Residential building products	39,849	20,671
General corporate	(14,178)	(11,168)
Operating Income	22,600	(23,728)
Interest expense, net	1,755	1,811
Total	$20,845	$(25,539)

Depreciation and Amortization Expense:
Workplace furnishings	$11,984	$11,332
Residential building products	2,410	2,306
General corporate	6,069	5,849
Total	$20,463	$19,487

Capital Expenditures (including capitalized software):
Workplace furnishings	$10,487	$7,101
Residential building products	4,710	2,973
General corporate	3,767	3,085
Total	$18,964	$13,159

	As of April 3, 2021	As of January 2, 2021
Identifiable Assets:
Workplace furnishings	$757,753	$762,780
Residential building products	390,520	381,550
General corporate	257,308	273,702
Total	$1,405,581	$1,418,032

Non-GAAP Financial Measures

This earnings release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to HNI’s financial statements as prepared in accordance with GAAP are included below and throughout this earnings release. This information gives investors additional insights into HNI’s financial performance and operations. While HNI’s management believes the non-GAAP financial measures are useful in evaluating HNI’s operations, this information should be considered supplemental and not in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. In addition, these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

To supplement condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, this earnings release uses the following non-GAAP financial measures: organic sales, gross profit, operating income (loss), operating profit (loss), income taxes, net income (loss), and net income (loss) per diluted share (i.e., EPS). These measures are adjusted from the comparable GAAP measures to exclude the impacts of the selected items as summarized in the table below. Generally, non-GAAP EPS is calculated using HNI’s overall effective tax rate for the year, as this rate is reflective of the tax applicable to most non-GAAP adjustments.

The sales adjustments to arrive at the non-GAAP organic sales information included in this earnings release excludes the impact of acquiring DPG and residential building products distributors. The transactions excluded for purposes of our other non-GAAP financial information included in this earnings release include non-recurring costs related to the COVID-19 pandemic, and prior year impairments of goodwill and intangible assets.

HNI Corporation Reconciliation
(Dollars in millions)
	Three Months Ended
	April 3, 2021			March 28, 2020
	Workplace Furnishings	Residential Building Products	Total	Workplace Furnishings	Residential Building Products	Total
Sales as reported (GAAP)	$302.7	$181.5	$484.3	$338.4	$130.3	$468.7
% change from PY	(10.5%)	39.3%	3.3%

Less: Acquisitions	6.4	2.4	8.8	—	—	—

Organic Sales (non-GAAP)	$296.4	$179.1	$475.5	$338.4	$130.3	$468.7
% change from PY	(12.4%)	37.4%	1.5%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended April 3, 2021
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$179.9	$22.6	$5.8	$15.0	$0.34
% of net sales	37.2%	4.7%		3.1%
Tax %			28.0%

COVID-19 costs	—	0.7	0.2	0.5	0.01

Results (non-GAAP)	$179.9	$23.3	$6.0	$15.5	$0.36
% of net sales	37.2%	4.8%		3.2%
Tax %			28.0%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended March 28, 2020
	Gross Profit	Operating Income (Loss)	Tax	Net Income (Loss)	EPS
As reported (GAAP)	$176.0	$(23.7)	$(1.6)	$(23.9)	$(0.56)
% of net sales	37.6%	(5.1%)		(5.1%)
Tax %			6.4%

Impairment charges	—	32.7	4.0	28.7	0.67
COVID-19 costs	—	5.0	0.6	4.4	0.10

Results (non-GAAP)	$176.0	$13.9	$2.9	$9.2	$0.21
% of net sales	37.6%	3.0%		2.0%
Tax %			24.1%

Workplace Furnishings Reconciliation
(Dollars in millions)
	Three Months Ended
	April 3, 2021	March 28, 2020	Percent Change
Operating loss as reported (GAAP)	$(3.1)	$(33.2)	90.8%
% of net sales	(1.0%)	(9.8%)

Impairment charges	—	32.7
COVID-19 costs	0.7	3.4

Operating profit (loss) (non-GAAP)	$(2.4)	$2.8	(183.3%)
% of net sales	(0.8%)	0.8%